Exhibit 2.2

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of October 5, 2021 (this “Agreement”), is entered into by and between Xeris Biopharma Holdings, Inc., a Delaware corporation (“Parent”), and Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, the “Rights Agent”).

RECITALS

WHEREAS, Parent, Xeris Pharmaceuticals, Inc., a Delaware corporation (“Xeris”), Strongbridge Biopharma plc, a public limited company incorporated in Ireland (the “Company”) and Wells MergerSub, Inc., a Delaware corporation, have entered into the Transaction Agreement, dated as of May 24, 2021 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Transaction Agreement”), relating to a recommended offer to be made by Xeris for the entire issued and to be issued ordinary share capital of the Company to be implemented by a scheme of arrangement under Irish law or, at the election of Xeris, and subject to the terms of the Transaction Agreement, by means of the Takeover Offer (the “Acquisition”);

WHEREAS, pursuant to the Transaction Agreement, Parent has agreed to provide to the Company’s shareholders the right to receive contingent payments, which may be reduced in certain circumstances, as hereinafter described; and

WHEREAS, pursuant to this Agreement, the maximum aggregate amount payable per CVR (as defined below) is $1.00, subject to reduction as hereinafter described, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Agreement, including as specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs, as set out in the CVR Register.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such first Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Affiliate End User” has the meaning set forth in the definition of “Net Sales.”

“Assignee” has the meaning set forth in Section 6.3(a).

“Audit Trigger Date” has the meaning set forth in Section 4.4(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Change of Control” means, with respect to a Person, directly or indirectly, (a) a consolidation, merger or similar business combination involving such Person in which (i) such Person is not the surviving entity or (ii) the holders of voting securities of such Person immediately prior thereto are holders of less than fifty percent (50%) of the voting securities of the surviving Person immediately after such transaction, (b) a sale or other disposition of all or substantially all of the assets of such Person on a consolidated basis in one transaction or a series of related transactions, or the (c) acquisition of beneficial ownership by any Person or group of more than fifty percent (50%) of the outstanding voting securities of such Person.

“Commercially Reasonable Efforts” means, with respect to each Milestone, using such reasonable and diligent, good faith efforts and allocation of resources typically used by Persons of comparable size and resources within the pharmaceutical industry as Parent and its Affiliates with respect to listing of patents in the Orange Book (as defined below) in respect of, and commercialization of, pharmaceutical products owned by such a Person or any of its Affiliates or to which such Person has rights, which products (i) are at a similar stage in development or product life and (ii) have similar commercial potential as the applicable Product, taking into account safety, tolerability and efficacy, competitive or alternative third party products in the marketplace, proprietary position (including patent coverage), the regulatory structure involved, the regulatory environment, anticipated profitability (including pricing and reimbursement) and other technical, commercial, legal and/or medical factors. Notwithstanding anything to the contrary herein, Commercially Reasonable Efforts shall be determined without regard to any payments hereunder.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Shortfall” has the meaning set forth in Section 4.4(c).

“CVR Shortfall Payment Date” means the date on which the CVR Shortfall is paid to Holders pursuant to Section 4.4(c).

“CVRs” means the rights of Holders (granted to initial Holders pursuant to the Transaction Agreement) to receive contingent Parent Common Stock or cash payments, or a combination of contingent Parent Common Stock and cash payments, pursuant to this Agreement.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Date” has the meaning given to that term in the Transaction Agreement.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“GAAP” means the then-current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case, as consistently applied.

“Governmental Entities” means any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, arbitrator, arbitration panel, or other regulatory authority or agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel, the High Court of Ireland and the SEC;

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing experienced in pharmaceutical businesses and products, designated (a) jointly by the Acting Holders and Parent or (b) if such parties fail to make a designation as described in the foregoing (a) within ten (10) days of the Audit Trigger Date, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Keveyis Milestone” means the earlier of: (a) the first listing of any patent in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (or successor thereto) (the “Orange Book”) with respect to the Keveyis Product (the “Keveyis Patent Milestone”) and (b) the first achievement of at least $40 million in Net Sales of the Keveyis Product (the “Keveyis Sales Milestone”), in each case, during the Keveyis Milestone Period.

“Keveyis Milestone Payment” means $0.25 per CVR, which shall be reduced to $0.00 if the Keveyis Milestone is not achieved on or before the end of the Keveyis Milestone Period.

“Keveyis Milestone Period” means (a) in the case of the Keveyis Patent Milestone, the period beginning on the date of the Transaction Agreement and ending on December 31, 2023, and (b) in the case of the Keveyis Sales Milestones, the period beginning on January 1, 2023 and ending on December 31, 2023.

“Keveyis Patent Milestone” has the meaning set forth in the definition of Keveyis Milestone.

“Keveyis Product” means that certain pharmaceutical product that contains dichlorphenamide, and for clarity, with respect to the United States, as of the Effective Date, such product is sold under the proprietary name KEVEYIS.

“Keveyis Sales Milestone” has the meaning set forth in the definition of Keveyis Milestone.

“Law” means any foreign, federal, state, local or municipal laws, rules, judgments orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees or requirements of any Governmental Entity.

“Milestone” means any of the Keveyis Milestone, the Recorlev 2023 Commercial Milestone and the Recorlev 2024 Commercial Milestone.

“Milestone Failure Notice” has the meaning set forth in Section 2.4(g).

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means any of the Keveyis Milestone Payment, the Recorlev 2023 Commercial Milestone Payment or Recorlev 2024 Commercial Milestone Payment.

“Milestone Payment Amount” means, in respect of a Milestone, for a given Holder, the product of (a) the Milestone Payment in respect of such Milestone, and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice.

“Milestone Payment Date” means, (a) for the Keveyis Patent Milestone, (i) if achieved prior to or on the Effective Date, the date that is fifteen (15) Business Days following the Effective Date; and (ii) if achieved following the Effective Date, the date that is fifteen (15) Business Days following the achievement of such Milestone, (b) upon the achievement of the Keveyis Sales Milestone and/or the Recorlev 2023 Commercial Milestone, the date that is fifteen (15) Business Days following the date that Parent files its Annual Report on Form 10-K with the SEC for the year ending December 31, 2023 and (c) upon the achievement of the Recorlev 2024 Commercial Milestone, the date that is fifteen (15) Business Days following the date that Parent files its Annual Report on Form 10-K with the SEC for the year ending December 31, 2024.

“Milestone Period” means any of the Keveyis Milestone Period, the Recorlev 2023 Commercial Milestone Period or the Recorlev 2024 Commercial Milestone Period.

“Net Sales” means the gross amount invoiced by or on behalf of all Selling Entities for the applicable Product sold to third parties other than any other Selling Entity, less the Permitted Deductions if and to the extent they are included in the gross invoiced sales price of the applicable Product or otherwise directly or indirectly incurred by the applicable Selling Entity with respect to the sale of such Product, all as determined in accordance with the Selling Entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by the applicable Selling Entity or by the Company prior to the Acquisition, which shall be in accordance with GAAP, including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts. In the case of a sale of any Product between or among Selling Entities for resale, Net Sales will be calculated as above only on the value invoiced on the first arm’s-length sale thereafter to a third party (in such capacity, a “Third Party End User”). For the avoidance of doubt, in the case of any sale of the Product between or among Selling Entities where a Selling Entity is an end-user of (in such capacity, an “Affiliate End User”), and does not further sell, the Product, Net Sales will be calculated on the value invoiced to such Affiliate End User; provided that use of the applicable Product for clinical testing in which the cost of the Product is not reimbursed shall not make the relevant Selling Entity or licensee an Affiliate End User under this Agreement. If a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s-length between the buyer of such Product and the applicable Selling Entity (other than with respect to Product supplied expressly for sampling purposes), then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s-length and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of such Product in arm’s-length transactions in the relevant jurisdiction.

Notwithstanding the foregoing, the gross amount invoiced for (i) Product provided for administration to patients enrolled in clinical trials or for other research purposes or distributed through a not-for-profit foundation, indigent patient programs or patient discount, assistance or coupon programs at a discount (to the extent of such discount) to eligible patients and (ii) commercially reasonable quantities of Products used as samples to promote additional sales shall not be included in the calculation of Net Sales.

“Net Sales Statement” means, for a given calendar year, a written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail (a) an itemized calculation of the gross amounts invoiced by the Selling Entities for such Product sold to (i) any third party other than another Selling Entity (including any Third Party End User) and (ii) any Affiliate End User, in each case during such calendar year, (b) an itemized calculation of the Permitted Deductions during such calendar year, and (c) to the extent that sales for such Product is recorded in currencies other than United States dollars during such calendar year, the exchange rates used for conversion of such foreign currency into United States dollars.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Panel” means the Irish Takeover Panel.

“Parent Board of Directors” means the board of directors of Parent.

“Parent Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Parent Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Parent Common Stock” means shares of common stock of Parent.

“Permitted Deductions” means the following deductions not already excluded from Net Sales:

(1) trade, quantity and prompt pay discounts;

(2) amounts repaid or credited by reason of defects, recalls, returns, rebates or allowances of goods or because of retroactive price reductions or billing corrections;

(3) chargebacks, rebates (or the equivalent thereof) and other amounts accrued on sale of such Product, including such chargebacks or rebates mandated by programs of Governmental Entities;

(4) rebates (or the equivalent thereof, including required distribution commissions and fees payable to any third party providing distribution services to the Selling Entities) and administrative fees accrued on the sale of such Product to medical healthcare organizations, group purchasing organizations or trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(5) tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income or profits) and charges of Governmental Entities levied on or measured by the sales of Products;

(6) any government mandated manufacturing tax, including the brand manufacturer’s tax imposed pursuant to the Patient Protection and Affordable Care Act (Pub. L. No. 111-148);

(7) reasonable deductions for uncollectible amounts on previously sold products (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by the Selling Entity in a fiscal period, net of any recoveries of amounts previously written off as uncollectible from current fiscal periods);

(8) discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(9) transportation, freight, postage, importation, shipping insurance and other handling expenses; and

(10) distribution and specialty pharmacy provider commissions and fees (including fees related to services provided pursuant to specialty pharmacy provider or distribution and inventory management service agreements with specialty pharmacies or wholesalers) payable to any third party providing specialty pharmacy, distribution or inventory management services to the Selling Entities.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (1) through (10) above, such item may not be deducted more than once.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) made by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner, to the extent allowable by DTC; or (f) to Parent as provided in Section 2.7.

“Person” means an individual, group, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity.

“Product” means the Recorlev Product or the Keveyis Product.

“Product Transferee” has the meaning set forth in Section 4.6.

“Recorlev Product” means any pharmaceutical product that contains levoketoconazole, the pure 2S,4R enantiomer of ketoconazole, as the sole active ingredient, and for clarity, with respect to the United States, as of the Effective Date, such product is proposed to be sold under the proprietary name RECORLEV, pending approval by the FDA.

“Recorlev 2023 Commercial Milestone” means the first achievement of at least forty million United States dollars ($40,000,000) of Net Sales of the Recorlev Product during the Recorlev 2023 Commercial Milestone Period.

“Recorlev 2023 Commercial Milestone Payment” means $0.25 per CVR, which, subject to Section 4.4 hereto, shall be reduced to $0.00 if the Recorlev 2023 Commercial Milestone is not achieved on or before the end of the Recorlev 2023 Commercial Milestone Period.

“Recorlev 2023 Commercial Milestone Period” means January 1, 2023 through December 31, 2023.

“Recorlev 2024 Commercial Milestone” means the first achievement of at least eighty million United States dollars ($80,000,000) of Net Sales of the Recorlev Product during the Recorlev 2024 Commercial Milestone Period.

“Recorlev 2024 Commercial Milestone Payment” means $0.50 per CVR, which, subject to Section 4.4 hereto, shall be reduced to $0.00 if the Recorlev 2024 Commercial Milestone is not achieved on or before the end of the Recorlev 2024 Commercial Milestone Period.

“Recorlev 2024 Commercial Milestone Period” means January 1, 2024 through December 31, 2024.

“Review Request Period” has the meaning set forth in Section 4.4.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Scheme Record Time” means 10:00 p.m. (Irish time) on October 4, 2021.

“Selling Entity” means Parent, any Assignee and each of their respective Affiliates, licensees and sublicensees. For clarity, Product Transferees shall be Selling Entities hereunder.

“Third Party End User” has the meaning set forth in the definition of Net Sales.

“Trading Day” means a day on which Nasdaq (or any national securities exchange or over the counter trading market on which Xeris common stock primarily trades if Xeris common stock is no longer listed on Nasdaq) is open for trading.

“United States” means the United States of America and its territories and possessions.

“Volume Weighted Average Price” means an amount equal to the volume weighted average price for Xeris common stock as reported by Nasdaq (or any national securities exchange or over the counter trading market on which the Xeris common stock primarily trades if the Xeris common stock is no longer listed on Nasdaq) for the ten (10) Trading Days immediately prior to the Effective Date.

Section 1.2 Rules of Construction. Except as otherwise explicitly specified to the contrary, in this Agreement, (a) words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof; (b) save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, subsection, clause, subclause, paragraph or subparagraph (as the case may be) of this Agreement; (c) the masculine gender shall include the feminine and neuter and vice versa and the singular number shall include the plural and vice versa; (d) any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; (e) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein; (f) references to “dollars” and “$” means US$; (g) references to “days” shall be to calendar days unless otherwise indicated as a “Business Day;” and (h) references to time are to New York City time, unless otherwise specified.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. Each CVR represents the right of a Holder to receive the Milestone Payments in accordance with this Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed the CVR registrar (the “CVR Registrar”) for purposes of registering CVRs and Permitted Transfers of CVRs as provided for herein. Upon any change in the identity of the Rights Agent, the successor Rights Agent will automatically also become the successor CVR Registrar. The CVR Register will initially show one position for Cede & Co. representing all of the Strongbridge Shares held by DTC on behalf of the street holders of the Strongbridge Shares held by such holders as of immediately prior to the Scheme Record Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares by sending one lump-sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Parent may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent. Within two (2) Business Days after receipt of such request, the Rights Agent shall deliver a copy of the CVR Register, as then in effect, to Parent at the address set forth in Section 6.1.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer (i) in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, (ii) that is duly executed by the Holder thereof or the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and (iii) that sets forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and Parent’s confirmation that the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Rights Agent shall not be obligated to undertake any action with respect to the transfer of the CVRs until it shall have been provided with such additional information or material as it may reasonably require to determine that the transfer complied with the terms and conditions of this Agreement. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other similar tax or governmental charge that is imposed in connection with any such registration of transfer, unless such Holder has demonstrated to the reasonable satisfaction of Parent and Rights Agent that any such tax or charge has been paid or is not applicable. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall , promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Notices.

(a) If a Milestone is achieved during an applicable Milestone Period, then, on or prior to the applicable Milestone Payment Date, Parent shall (i) deliver to the Rights Agent a written notice indicating the applicable Milestone achieved (a “Milestone Notice”), and (ii) in accordance with Section 4.2, transfer to the Rights Agent the Milestone Payment Amount then due and payable to each Holder, in the form of either (A) subject to the valuation methodology set forth below, solely shares of Parent Common Stock (a “Milestone Stock Payment”), (B) solely cash (a “Milestone Cash Payment”), or (C) a combination of, subject to the valuation methodology set forth below, shares of Parent Common Stock and cash (a “Combined Milestone Cash and Stock Payment”). Without limiting Parent’s obligations to pay the Milestone Payments hereunder, Parent shall have the right, in its sole discretion, to elect one of the foregoing (A), (B), or (C) in paying any Milestone Payment payable hereunder.

(b) The Rights Agent will promptly, and, in any event, within ten (10) Business Days of receipt of any Milestone Notice (each such date, a “Milestone Notice Date”), send each Holder at its registered address a copy of the applicable Milestone Notice. At the time the Rights Agent sends a copy of such Milestone Notice to each Holder, the Rights Agent will also pay the applicable Milestone Payment Amount to each Holder, with each Holder receiving, subject to Section 2.4(c):

(i) if Parent elects the Milestone Stock Payment, the number of shares of Parent Common Stock equal to the product of (A) the applicable Milestone Payment divided by the Volume Weighted Average Price and (B) the number of CVRs held by such Holder as reflected on the CVR Register,

(ii) if Parent elects the Milestone Cash Payment, the Milestone Payment Amount, and

(iii) if Parent elects the Combined Milestone Cash and Stock Payment: (A)(1) the applicable Milestone Payment divided by the Volume Weighted Average Price, multiplied by (2) the percentage of the Milestone Payment that Parent has elected to pay in shares of Parent Common Stock (in accordance with the foregoing Section 2.4(a)) and multiplied by (3) the number of CVRs held by such Holder as reflected on the CVR Register, plus (B)(1) the applicable Milestone Payment Amount multiplied by (2) the percentage of the Milestone Payment that Parent has elected to pay in cash (in accordance with the foregoing Section 2.4(a)).

(c) In the event that any Milestone Payment payable to the Holders under this Agreement includes shares of Parent Common Stock, Parent and the Rights Agent shall take such actions as are necessary to issue or transfer to each Holder such Holder’s shares of Parent Common Stock, in accordance with applicable Law. Notwithstanding anything to the contrary herein, no fractional shares of Parent Common Stock shall be issued under this Agreement. In lieu of any fractional share of Parent Common Stock otherwise issuable under this Agreement, if any, the Holder shall receive a cash payment, rounded to the nearest whole cent and without interest, in an amount equal to the product of the Volume Weighted Average Price for the applicable payment and the fraction of a share the Holder would otherwise be entitled to receive. The shares of Parent Common Stock to be issued to Holders pursuant to the foregoing shall be evidenced by properly authorized share certificates registered with Parent’s stock transfer agent, or, at Parent’s discretion, by book-entry registration with Parent’s stock transfer agent.

(d) The Milestone Cash Payment or the cash portion of any Combined Milestone Cash and Stock Payment payable under this Agreement (including any cash payment in lieu of fractional shares of Parent Common Stock) shall be paid in United States dollars by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Milestone Notice Date.

(e) Parent shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable tax law, as may reasonably be determined by Parent or the Rights Agent. Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder, Parent shall instruct the Rights Agent to, and upon receipt of such instruction the Rights Agent shall use commercially reasonable efforts to, solicit IRS Forms W-9 or W-8, or any other appropriate forms, from Holders within a reasonable amount of time in order to provide the opportunity for the Holder to provide such forms (or any other necessary Tax forms) in order to mitigate or reduce such withholding. Parent shall, or shall cause the Rights Agent to, take all commercially reasonable action that may be necessary to ensure that any amounts withheld in respect of taxes are timely remitted to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld and properly and timely remitted to the appropriate Governmental Entity, (i) such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and (ii) prior to the fifteenth (15th) day of February in the year following any payment of such taxes by Parent or the Rights Agent, Parent shall use commercially reasonable efforts to deliver (or shall cause the Rights Agent to deliver) to the Person to whom such amounts would otherwise have been paid an original IRS Form 1099, IRS Form W-2, IRS Form 1042-S, or other reasonably acceptable and applicable evidence of such withholding.

(f) Any portion of any Milestone Payment Amount delivered to the Rights Agent that remains undistributed to a Holder one year after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent, upon written demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest.

(g) Commencing with, (i) in the case of the Keveyis Milestone, the first calendar quarter of the calendar year beginning on January 1, 2024; (ii) in the case of the Recorlev 2023 Commercial Milestone, the first calendar quarter of the calendar year beginning on January 1, 2024, and (iii) in the case of the Recorlev 2024 Commercial Milestone, the first calendar quarter of the calendar year beginning on January 1, 2025, if Parent has not delivered to the Rights Agent a Milestone Notice pursuant to Section 2.4(a) with respect to the achievement of any of such Milestones, no later than the forty-fifth (45th) day following the completion of such calendar quarter, without limiting any of Parent’s obligations hereunder (including with respect to payment of any of the Milestones), Parent shall deliver to the Rights Agent (i) written notice indicating that the applicable Milestone was not achieved during the applicable calendar year (a “Milestone Failure Notice”) and an Officer’s Certificate certifying the same and (ii) the Net Sales Statement for such calendar year. The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of a Milestone Failure Notice, send each Holder at its registered address a copy of such Milestone Failure Notice and Net Sales Statement (which statement may be modified or redacted, at the reasonable request of Parent, so as to provide only the total amount of gross amounts invoiced by the Selling Entities, the total amount of Permitted Deductions and the ultimate Milestone Payment Amount payable thereunder in respect of each CVR).

(h) Neither Parent nor the Rights Agent will be liable to any person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(i) Unless otherwise required by applicable Law, Parent and the Rights Agent agree that for all U.S. federal and applicable state, local and foreign income Tax purposes, (i) amounts payable pursuant to this Agreement may be treated as deferred contingent purchase price; and (ii) if and to the extent such amounts are paid to any person under this Agreement, a portion may be treated as interest pursuant to Section 483 or Section 1274 of the Code. Parent shall or shall cause the Rights Agent to report imputed interest on the CVRs as required by applicable Law.

(j) The indemnification provided by this Section 2.4 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any interests in the capital of, or any equity or ownership interest in, Parent, in any constituent company to the Acquisition or any of their respective Affiliates.

Section 2.6 Changes in Parent Common Stock.

(a) If Parent Common Stock is changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, any Milestone Stock Payment or the stock portion of any Combined Milestone Cash and Stock Payment shall be correspondingly adjusted to provide the Holders the same economic effect as contemplated by this Agreement prior to such event.

(b) If, as a result of any reorganization, recapitalization, reclassification, or other similar change in Parent Common Stock, the outstanding Parent Common Stock is exchanged for a different kind, class or series of shares or other securities of Parent, an appropriate adjustment to the kind, class or series of shares or other securities subject to the CVRs and this Agreement shall be made.

Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V hereunder.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (which willful misconduct, bad faith or gross negligence must be determined by a court of competent jurisdiction in a final and non-appealable judgment). No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b) The Holders, acting by the written consent of the Acting Holders, may direct in writing the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of expenses by the Rights Agent; provided that, in the event that the Rights Agent elects to institute any action, suit or proceeding, or to take any other action directed by the Holders, the Acting Holders (on behalf of all Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred pursuant to an agreement in form and substance satisfactory to the Rights Agent and shall reimburse the Rights Agent for any such costs and expenses upon demand by the Rights Agent. All rights of action under this Agreement may be enforced by the Rights Agent and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear. For the avoidance of doubt, the Rights Agent shall not be obligated to act on behalf of the Holders notwithstanding the Rights Agent’s receipt of a written direction from the Acting Holders in accordance with this clause (b).

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may request and rely upon an Officer’s Certificate, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, damage, claim, judgment, fine, penalty, demands, suits or expense (including the reasonable expenses and counsel fees and other disbursements) arising out of or in connection with Rights Agent’s duties under this Agreement and the exercise and performance of its duties hereunder, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a final, non-appealable judgement of a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful misconduct. The reasonable out-of-pocket costs and expenses incurred by the Rights Agent in enforcing this right of indemnification shall be paid by Parent;

(i) Notwithstanding anything in this Agreement to the contrary, (i) the Rights Agent shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action, and (ii) any liability of the Rights Agent under this Agreement will be limited to the aggregate amount of fees (but not reimbursed expenses) paid or payable by Parent to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(j) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof; and (ii) without limiting the foregoing (i), (1) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than personal property taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to the Rights Agent’s personnel, and taxes imposed on or measured by the Rights Agent’s gross revenues, net income and franchise or similar taxes imposed on it (in lieu of net income taxes)), and (2) to reimburse the Rights Agent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l) No Holder shall be obliged to indemnify the Rights Agent for any services or actions under this Agreement and the Rights Agent shall not be entitled to deduct any sums from a Milestone Payment Amount in any circumstance except as provided in Section 2.4(e);

(m) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing;

(n) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Parent or become peculiarly interested in any transaction in which such parties may be interested, or contract with or lend money to such parties or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Parent or for any other Person;

(o) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to Parent, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Parent or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(p) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Parent resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(q) The Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent;

(r) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

(s) The Rights Agent shall not be liable or responsible for any failure of Parent to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law;

(t) The obligations of Parent and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent; and

(u) All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to Parent, any holder or any other party.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent. Parent has the right to remove Rights Agent at any time by a Parent Board Resolution specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent, by a Parent Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders.

(a) Promptly after the Effective Date, and from time to time thereafter in connection with the exercise of the Strongbridge Options and the Strongbridge Assumed Warrants, Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders. The Rights Agent will reflect such names and addresses on the CVR Register and confirm the write up of the CVR Register to Parent promptly thereafter and, in any event, within two (2) Business Days of the receipt of such names and addresses from Parent or the Company’s transfer agent, as the case may be.

(b) For clarity, upon the Effective Time, Parent shall issue to each holder of a Strongbridge Rollover Option (as of immediately prior to the Effective Time) one (1) CVR with respect to each Strongbridge Share prior to the adjustment provided in Clause 4.1 of the Transaction Agreement subject to the applicable Strongbridge Rollover Option, subject to and in accordance with the terms and conditions of this Agreement; provided that each such CVR (and any proceeds payable with respect thereto) shall be subject to the same vesting and forfeiture conditions (if any) as are applicable to the corresponding Strongbridge Rollover Option as of the Effective Time, and the holder’s right to such CVR (and any applicable proceeds) shall vest upon satisfaction of such vesting conditions; and provided further, that in no event shall such holder be entitled to any Milestone Payment with respect to a CVR unless the corresponding Strongbridge Rollover Option has been exercised on or prior to the applicable Milestone Payment Date.

Section 4.2 Payment of Milestone Payment Amounts. If a Milestone has been achieved in accordance with this Agreement, Parent will promptly (and, in any event, within ten (10) Business Days) following delivery of the applicable Milestone Notice to the Rights Agent, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder. For the avoidance of doubt, the Milestone Payment Amount shall only be paid in respect of each given Milestone, if at all, one time under this Agreement, and the maximum aggregate potential amount payable per CVR under this Agreement shall be $1.00.

Section 4.3 Books and Records. Parent shall, and shall use commercially reasonable efforts to cause any other Selling Entity to, keep records in accordance with GAAP and in sufficient detail to enable the Holders and the Independent Accountant to determine the accuracy of any payments paid or payable hereunder.

Section 4.4 Audits.

(a) Upon the reasonable written request of the Acting Holders after receipt of a Net Sales Statement under Section 2.4(g) provided to Parent no later than six (6) months after the date on which the Holders are delivered such Net Sales Statement under Section 2.4(g) (the “Review Request Period”), Parent shall promptly provide the Acting Holders with reasonable documentation to support its calculation of Net Sales, and shall make its financial personnel reasonably available to the Acting Holders to discuss and answer the Acting Holders’ questions regarding such calculations. If the Acting Holders do not agree with Parent’s calculations, and the Acting Holders and Parent fail to agree on the matter under dispute within twenty (20) Business Days after the Acting Holders request documentation supporting Parent’s calculation (such date, the “Audit Trigger Date”), Parent shall permit, and shall use commercially reasonable efforts to cause the Selling Entities to permit, the Independent Accountant to have access at reasonable times during normal business hours to those books and records of Parent and any other Selling Entity as may be reasonably necessary to verify the accuracy of such Net Sales Statement and the figures underlying the calculations set forth therein, including those written materials related to any sale transaction reasonably requested by such Independent Accountant; provided that such access does not unreasonably interfere with the conduct of the business of Parent or the other Selling Entities. The Independent Accountant shall be charged to come to a final determination with respect to those specific items in the Net Sales Statement that the parties disagree on and submit to it for resolution. All other items in the Net Sales Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall use commercially reasonable efforts to cause the Selling Entities to reasonably cooperate with each such audit, and to furnish to the Independent Accountant such access, work papers and other documents and information related to the amounts payable hereunder as the Independent Accountant may reasonably request and as are available to Parent or any other Selling Entity. Parent and the Acting Holders will use commercially reasonable efforts to cause the Independent Accountant to make a determination within thirty (30) days of referral of the matter to the Independent Accountant.

(b) The Independent Accountant shall disclose to the Acting Holders only its determination regarding the specific items in the Net Sales Statement that the parties disagree on and submitted to it for resolution and such additional information directly related to its findings. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders. If the Independent Accountant concludes that the amount of Net Sales required to achieve any Milestone Payment hereunder was achieved during the applicable calendar year, and such Milestone was not paid to the Holders (as described in Section 4.4(c) below), the fees charged by the Independent Accountant shall be borne by Parent. Otherwise, the fees charged by the Independent Accountant shall be borne by the Acting Holders.

(c) Without limiting the Holders rights or remedies hereunder or under any applicable Law, (i) if the Independent Accountant concludes that the amount of Net Sales required to achieve any Milestone Payment hereunder was achieved during the applicable calendar year, and such Milestone was not paid to the Holders, or (ii) Parent otherwise fails to pay any Milestone Payment by the Milestone Payment Date, Parent shall pay, to the Rights Agent (for further distribution to the Holders) or to each Holder the applicable Milestone Payment in accordance with Section 2.4, plus interest on such Milestone Payment at five (5) percentage points above the “prime rate” of interest as published in the Money Rates section of the Wall Street Journal (or successor thereto) to the extent permitted by applicable Law, calculated from when the Milestone Payment should have been paid (in the case of the foregoing (ii), if Parent had given notice of achievement of the Milestone following its actual achievement, as determined by the Independent Accountant, at the time required pursuant to the terms of this Agreement), as applicable, to the date of actual payment (such amount including interest being the “CVR Shortfall”). In the case of the foregoing (ii), the CVR Shortfall shall be paid by Parent within thirty (30) days of the date the Independent Accountant delivers to Parent and the Acting Holders the Independent Accountant’s findings (as described in Section 4.4(b)). The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review, other than in the case of manifest error.

(d) If, upon the expiration of the applicable Review Request Period, the Acting Holders have not requested a review of the Net Sales Statement in accordance with this Section 4.4, the calculations set forth in the Net Sales Statement shall be binding and conclusive upon the Holders.

(e) Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 4.4 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any Affiliate obligating such Person to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

Section 4.5 Milestones. Parent shall, and shall cause its Affiliates and other Selling Entities to, use Commercially Reasonable Efforts to achieve the Milestones.

Section 4.6 Product Transfer. If prior to the end of an applicable Milestone Period, Parent or its Affiliates, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sells, transfers, conveys, licenses, grants or otherwise disposes of any of its respective rights (including any intellectual property with respect thereto) in and to any Product to a third party (other than Parent or any of its Subsidiaries) (each, a “Product Transfer” and “Product Transferee”, as applicable), then Parent shall remain liable for the performance by such Product Transferee of all obligations of Parent hereunder, including the Milestone Payments for such Product (e.g., if the Product is the Keveyis Product, the Keveyis Milestone Payment and if the Product is the Recorlev Product, the Recorlev 2023 Commercial Milestone Payment and the Recorlev 2024 Commercial Milestone Payment) if any such Milestone is achieved during the applicable Milestone Period, and any definitive agreement with respect to, and the consummation of, the transaction or arrangement involving the Product Transfer shall provide for the Product Transferee thereunder to be bound by all of the terms of this Agreement, including using Commercially Reasonable Efforts to achieve the applicable Milestones during the applicable Milestone Period; provided that if such sale, transfer, conveyance, license or other disposition is permitted by Section 6.3, (a) then Section 6.3 shall govern and (b) notwithstanding the foregoing in this Section 4.6, Parent shall be responsible for paying all applicable Milestone Payment in accordance with Section 2.4. For clarity, and subject to compliance with the other terms hereof (including Section 4.5), Parent may use contract research organizations, contract manufacturing organizations, contract sales organizations, subcontractors and distributors in the ordinary course of business to perform research, development, manufacturing and commercialization activities on behalf of Parent without triggering the obligations set forth in this Section 4.6.

Section 4.7 Parent Stock Issuance. If Parent elects to pay the applicable Milestone Payment as either a Milestone Stock Payment or a Combined Milestone Cash and Stock Payment, Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with such payment to be listed on Nasdaq, subject to official notice of issuance, prior to the Milestone Payment Date. Parent shall use commercially reasonable efforts to take all actions reasonably required to be taken under state securities Laws in connection with the Milestone Stock Payment or stock portion of the Combined Milestone Cash and Stock Payment.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Parent Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in, and subject to, Section 6.3.

(b) Without the consent of any Holders, Parent, when authorized by a Parent Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement; provided that such addition, elimination or change does not adversely affect the interests of the Holders.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Parent Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Acting Holders:

(i) modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, or amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the definition of any Milestone;

(ii) reduce the number of CVRs; or

(iii) modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

No amendment pursuant to this Section 5.2 shall adversely affect the interest of a Holder (in its capacity as a Holder) relative to the interests of all Holders, without the prior written consent of the affected Holder.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

Computershare Trust Company, N.A.

Computershare Inc.

150 Royall Street

Canton, MA 02021

If to Parent, to it at:

Xeris Pharmaceuticals, Inc.

180 N. LaSalle Street, Suite 1600

Chicago, IL 60601

Attention: Legal Department – Attn: General Counsel

E-mail:      legal@xerispharma.com

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Joseph C. Theis James A. Matarese Andrew H. Goodman
E-mail: Jtheis@goodwinlaw.com Jmatarese@goodwinlaw.com Agoodman@goodwinlaw.com

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Parent Successors and Assigns; Change of Control.

(a) Parent may assign any or all of its rights, interests and obligations hereunder to (i) in its sole discretion and without the consent of any other party, any controlled Affiliate of Parent, but only so long as it remains a controlled Affiliate of Parent or one or more direct or indirect wholly owned Subsidiaries of Parent for so long as they remain wholly owned Subsidiaries of Parent or (ii) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (i) or (ii), an “Assignee”); provided that, in each case, the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (i) above in this Section 6.3, Parent (and the other assignor, as applicable), shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder with such Assignee substituted for Parent, as the case may be under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Unless a successor assignee meets the requirements set forth in Section 3.3(b), the Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

(b) In the event of a Change of Control of Parent, Parent shall cause the acquirer to assume Parent’s obligations, duties and covenants under this Agreement.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Transaction Agreement. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 6.5 Governing Law.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with Section 6.5(b)(i), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (v) agrees that service of process in English upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 6.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

Section 6.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.8 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all potential Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders, (c) expiration of the Review Request Period following the expiration of the Milestone Period (provided no written request is received during such Review Request Period pursuant to Section 4.4(a)), and (d) if a written request is received during the Review Request Period immediately following the expiration of the Milestone Period, the decision of the Independent Accountant (and, if applicable, payment of any CVR Shortfall as determined by the Independent Accountant on the CVR Shortfall Payment Date) pursuant to Section 4.4(a).

Section 6.9 Entire Agreement. As between the Rights Agent and the other parties hereto, this Agreement (including the schedules, annexes and exhibits hereto and the documents and instruments referred to herein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Transaction Agreement, this Agreement will govern and be controlling.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

XERIS BIOPHARMA HOLDINGS, INC.

By:	/s/ Paul R. Edick

Name:	Paul R. Edick
Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC., On behalf of both entities

By:	/s/ Collin Ekeogu

Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

[Signature Page to Contingent Value Rights Agreement]